Exhibit 99.1

RAM Holdings Ltd. Announces Fourth Quarter Net loss of $55.8 Million and Full Year Net Loss of $159.5 Million

HAMILTON, Bermuda, April 2, 2009 (BUSINESS WIRE) -- RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported a fourth quarter 2008 net loss of $55.8 million, or net loss of $2.05 per diluted share. This compares to a net loss of $152.9 million, or net loss of $5.61 per diluted share, for the fourth quarter 2007. The net loss for full year 2008 was $159.5 million, or a net loss of $5.85 per diluted share, compared to a net loss of $144.1 million, or a net loss of $5.29 per diluted share, for full year 2007.

Business Strategy

In response to adverse economic conditions and the downgrades of our ratings to A+ with a negative outlook from Standard & Poor’s Rating Services and Baa3 with a developing outlook from Moody’s Investors Service, we are continuing efforts that we began in 2008 to reduce the volatility of our insured portfolio and evaluate our business model:

  Reducing our insured risk exposure: We commuted our entire insured portfolios assumed from Syncora Guaranty Re Ltd. (formerly XL Financial Assurance Ltd., “XLFA”) and MBIA Insurance Corporation and its affiliates (“MBIA”), effective July 25, 2008, and November 30, 2008, respectively. We are pursuing further commutations in cases where they can be negotiated at acceptable prices. In addition, we are pursuing legal actions against our ceding companies in cases where we dispute the validity of cessions made under our treaties or ceded losses.
  Capital preservation and evaluation: We reduced our new business growth in 2008 and have not written any business to date in 2009. We are evaluating our capital position in light of ongoing deterioration in the credit markets to determine whether we have sufficient capital in excess of that required to: (i) pay claims and other obligations under various stress scenarios; (ii) to pursue opportunities to deleverage our capital structure by repurchasing some of our outstanding securities; and (iii) in the longer term, to pursue new business opportunities.
  Reducing expenses: In order to reduce our expenses, we are actively considering whether to de-list our common shares from trading on NASDAQ and de-register our securities under the Securities Exchange Act of 1934 as promptly as possible after the filing of our annual report on Form 10-K. If we de-list and de-register, we would no longer file annual, quarterly and current reports or proxy statements with the U.S. Securities and Exchange Commission. We estimate that these actions will reduce our expenses by at least $2 million per year, although the full effect of this cost savings is not expected until 2010. We also requested on March 17, 2009, that Moody’s withdraw our financial strength rating, which will result in us no longer paying an annual fee to Moody’s. We are also evaluating other measures to reduce expenses.

We are not seeking to write any new business in the near term, although we believe that if we are successful in the strategic measures set forth above, it will improve our position to potentially write new business in the future. If we pursue de-listing from NASDAQ and de-registering our securities under the Securities Exchange Act of 1934, we expect that our common shares will trade on the “pink sheets” as long as there are market makers for the shares. In addition, we will apply to convert our secondary listing on the Bermuda Stock Exchange to our primary listing. We continue to evaluate our business model and may pursue a different set of strategies in the future. There can be no assurance that the strategies that have been implemented or that will be pursued in the future in connection with this evaluation will improve our business, financial condition, liquidity or results of operations, or will not have a material adverse effect on the Company.

Commutations in 2008

MBIA commutation:

Effective November 30, 2008, RAM Re entered into a Commutation Agreement with MBIA), to commute its entire portfolio of business previously assumed from MBIA. As consideration for the commutation, RAM Re paid MBIA $156.5 million. The commutation reduced the outstanding par amount of RAM’s insured portfolio by $10.6 billion, including $439.3 million of collateralized debt obligations of asset-backed securities (ABS CDOs) (all structured as credit derivatives), $2.4 billion of collateralized debt obligations of commercial mortgage-backed securities (CMBS CDOs) and $453.0 million of 2005 - 2008 vintage U.S. residential mortgage-backed securities (RMBS).

The effect of the MBIA commutation on the Company’s results of operations was to: (i) reduce gross written premiums and unearned premiums by $36.4 million, resulting in no impact on earned premiums; (ii) increase realized losses on credit derivatives by $25.5 million and decrease unrealized losses on credit derivatives by $136.1 million, resulting in a gain to net income of $110.6 million; and (iii) increase loss and loss adjustment expenses by $61.3 million. The overall gain to net income at the time of commutation was $49.3 million, representing the net gain on credit derivatives offset by the net loss on loss and loss adjustment expenses.

XLFA commutation:

On July 25, 2008, RAM Re entered into a Commutation Agreement with XLFA, whereby RAM Re transferred all business previously ceded to RAM Re by XLFA back to XLFA and RAM Re and XLFA released each other from claims under the reinsurance agreements. As consideration for the Commutation Agreement, RAM Re paid $94.4 million which comprised the repayment of $8.6 million of unearned premiums, net of ceding commissions, $16.1 million towards estimated loss reserves on RMBS and $69.7 million towards unrealized losses on ABS CDOs. The transaction reduced the par amount of RAM’s insured portfolio by $3.5 billion of which $711 million related to 2005 - 2007 vintage ABS CDOs (all structured as credit derivatives) and $280 million of 2005 - 2007 vintage RMBS.

The effect of the XLFA commutation on the Company’s results of operations was to: (i) reduce gross written premiums by $11.4 million; (ii) increase net earned premiums by $1.1 million; (iii) increase net change in fair value of credit derivatives by a gain of $26.0 million; (iv) reduce loss and loss adjustment expenses by $15.5 million; and (v) increase acquisition expenses by $0.3 million, resulting in an overall gain to net income of $42.3 million.

Other commutations:

During the second quarter of 2008 the Company commuted $1 billion in par outstanding on policies with two primary insurers. All the Company’s obligations with respect to the commuted policies were terminated on commutation. The effect of these commutations on the Company’s income statement was to reduce: (i) net earned premiums by $1.8 million; and (ii) acquisition expenses by $0.6 million, giving an overall reduction to net income of $1.2 million.

Summary of Operating Results

Net loss was $55.8 million and $159.5 million for the quarter and year ended December 31, 2008.

Net premiums written in the fourth quarter totaled $(30.9) million, compared to $23.0 million of net premiums written in the fourth quarter of 2007. Included in the decrease in net premiums written for the quarter is $36.4 million of premium returned on commutation of the Company’s business with MBIA. The balance of the decrease compared to the prior year is primarily the result of a reduction in the number of quota share treaty customers from six to two. Total net premiums written for the year were $(11.7) million compared to $97.8 million for the 2007 year. Included in the decrease in net premiums written for the 2008 year was $36.4 million of premium returned on commutation with MBIA in the fourth quarter, $11.4 million of premium returned on commutation with XLFA in the third quarter and $10.2 million of premium returned on commutation of certain policies with two of our ceding companies during the second quarter of 2008, along with the decline in the amount of cessions and treaties in place. The commutations along with a reduction of installment premiums resulting from the commutations resulted in premiums written of $(11.7) million for 2008.

Earned premiums in the quarter of $15.2 million were 20% greater than the $12.7 million earned in the fourth quarter of 2007. By eliminating accelerated premiums from refundings of $6.0 million from total earned premiums, normal earned premiums in the fourth quarter were $9.2 million, 21% lower than the comparative 2007 period, which included refundings of $1.1 million. The decline in the fourth quarter earned premiums after refundings primarily reflects the reduction in ongoing earnings due to the commutation of treaties with two of our ceding companies during the year. For the full year 2008, earned premiums were $68.6 million, 34% more than the $51 million in 2007.

Net change in fair value of credit derivatives totaled a gain of $18.7 million in the quarter, which was $166.2 million more than the $(147.5) million in the fourth quarter of 2007. Net change in fair value of credit derivatives for the fourth quarter of 2008 and 2007 was comprised of $42.8 million and $(149.4) million of unrealized gains (losses) on derivatives, respectively, and $(24.1) million and $1.9 million of realized (losses)/gains, respectively. The net unrealized gain in the fourth quarter 2008 was primarily attributable to a reduction of $136.1 million in unrealized losses due to the commutation with MBIA, offset by increased unrealized losses on credit derivative policies primarily due to the continuing deterioration of underlying collateral on these policies and the corresponding widening credit spreads in the market. The increased unrealized losses on credit derivatives is offset by the adjustment for RAM’s own non-performance risk in accordance with FAS 157 which was adopted at January 1, 2008. The effect of the FAS 157 requirement was a reduction in the Company’s derivative liability of approximately $203.3 million at December 31, 2008.

Net investment income for the quarter was $5.7 million, 35% below the $8.7 million recorded in the fourth quarter of 2007. For the full year 2008, investment income of $29.3 million was $3.8 million, or 11.5% lower than the $33.1 million for the 2007 year. The decrease in investment income in 2008 and the fourth quarter 2008 over the prior year and fourth quarter 2007 is primarily the result of a decrease in cash and invested assets due to payments on commutations with XLFA and MBIA totaling $250.9 million, along with a decrease in the book yield on the invested assets from 5.0% to 4.5% . Realized gains on investments for the quarter were $2.9 million compared to the $3.6 million realized loss for the same period in 2007. This current quarter gain is largely the result of the gains realized on the sales of securities for the MBIA commutation payment. For the years ended 2008 and 2007, realized losses on investments were $2.4 million and $3.6 million, respectively. The realized loss for the current year resulted from a gain of $8.1 million realized on the sale of securities for the commutation payments made during the year offset by other than temporary impairments of $10.5 million in the aggregate on two Lehman Brothers Holdings Inc. bonds and two securities that are backed by subprime RMBS. In 2007, one security backed by subprime RMBS realized a loss of $3.6 million.

Losses and loss adjustment expenses were $81.5 million in the fourth quarter, contributing to a loss ratio of 537.1% . This loss ratio is the result of adverse development on the Company’s exposure to insured transactions with RMBS exposures, particularly home equity lines of credit and closed-end second transactions, along with a $61.3 million loss on the commutation with MBIA. This compares to $46.8 million of incurred losses in the comparable 2007 period. Loss and loss adjustment expenses for the full 2008 year were $214.8 million compared to incurred losses of $48.0 million for the comparable 2007 period.

Acquisition expenses of $10.9 million in the fourth quarter are closely related to earned premiums. The fourth quarter 2008 ratio of acquisition expenses to earned premium was 71.7% compared to 33.9% for the fourth quarter 2007. The increase in the ratio of acquisition expenses to earned premiums in 2008 as compared to 2007 was primarily due to (i) the amortization of additional ceding commissions totaling $1.4 million due to the Company’s downgrade; and (ii) write off of DAC of $2.0 million considered unrecoverable. Fourth quarter operating expenses of $3.7 million were $0.2 million, or 5.0% below the level in the fourth quarter of 2007. For the full year, operating expenses were $16.9 million in 2008, 26.1% higher than the $13.4 million in 2007. The increase in operating expenses for 2008 as compared to 2007 was due to increased costs associated with the renewal of our Directors and Officers insurance coverage, along with a reduction in the amount of expenses deferred corresponding to the decline in new business written, and an increase in audit fees in the current year.

Balance Sheet

Total assets of $574.3 million at December 31, 2008 were $286.0 million, or 33.2% below the level at year-end 2007, primarily due to the reduction of investments for the payments of $94.4 million on the commutation of XLFA business in the third quarter, $156.5 million on the commutation of MBIA business in the fourth quarter of 2008, and losses paid during the year offset by premiums, net of ceding commissions, received. Shareholders' equity of $89.4 million is $162.9 million or, 64.6%, below the level at December 31, 2007. Book value per share is $3.28, a decrease of 64.6% from year-end 2007. Operating book value and adjusted operating book value per share, non-GAAP measures, were $4.54 and $10.28 at December 31, 2008, a decrease of 64.7% and 57.4%, respectively, from year-end 2007.

Forward-Looking Statements

This release contains statements that may be considered "forward-looking statements." These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) our ability to execute our business strategy including new business lines; (ii) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (iii) decreased demand for our reinsurance products; (iv) the loss of significant customers with whom we have a concentration of our reinsurance in force; (v) legislative and regulatory developments; (vi) changes in regulation or tax laws applicable to us or our customers; (vii) a downgrade in financial strength ratings of RAM Re by Standard & Poor's; (viii) more severe losses or more frequent losses associated with our products; (ix) losses on credit derivatives; (x) changes in our accounting policies and procedures that impact the Company's reported financial results; and (xi) other risks and uncertainties that have not been identified at this time. The

Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating Book Value per share and Adjusted Operating Book Value per share: The Company believes the presentation of operating (and adjusted operating) book value per share to be useful because it gives a measure of the value of the Company, excluding non-operating items of unrealized gains and losses on: (a) other financial instruments and (b) credit derivatives. We derive operating book value by beginning with GAAP book value and adding back (i) the fair value of other financial instruments; and (ii) the derivative asset or liability excluding the impact of credit impairments and unearned premiums on credit derivatives. Adjusted operating book value per share begins with operating book value as calculated above and then adding or subtracting the value of:

a)	Net unearned premium reserve;
b)	Deferred acquisition costs; and
c)	The present value of estimated future installment premiums net of ceding commissions.
d)	Unrealized gains/(losses) on investments

Credit Impairments on Insured CDS Contracts: Management measures and monitors credit impairments on the Company’s credit derivatives, which are expected to be paid out over the term of the credit default swap policies. The credit impairments are a non- GAAP metric reported as management believes this information to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Management considers our credit derivative policies as a normal extension of our financial guarantee business and reinsurance in substance.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at December 31, 2008 and 2007
(dollars in thousands)

	Dec 31, 2008	Dec 31, 2007
Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value
(Amortized Cost: $415,559 and $685,645)	$421,890	$696,533
Cash and cash equivalents	8,763	12,326
Restricted cash	8,285	8,178
Accrued investment income	4,438	6,465
Premiums receivable	1,115	3,645
Recoverable on paid losses	1,797	1,808
Deferred policy acquisition costs	74,795	87,304
Prepaid reinsurance premiums	1,599	2,663
Other receivables	4,000	-
Deferred expenses	1,588	1,753
Prepaid expenses	377	195
Other financial instruments (at fair value)	43,083	35,330
Other assets	2,552	4,065
Total Assets	$574,282	$860,265

Liabilities and Shareholders' Equity
Liabilities:
Loss and loss expense reserve	$95,794	$63,798
Unearned premiums	158,594	239,957
Reinsurance balances payable	24,621	539
Accounts payable and accrued liabilities	2,494	3,463
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares -
75,000;	75,000	75,000
issued and outstanding shares - 75,000
Accrued interest payable	693	693
Derivative liabilities	85,354	180,589
Other liabilities	2,375	3,913
Total Liabilities	484,925	607,952
Shareholders' Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000;	2,725	2,724
Issued and outstanding shares - 27,251,595 shares at
December 31, 2008 and 27,238,976 at December 31, 2007
Additional paid-in capital	230,438	229,379
Accumulated other comprehensive income	6,331	10,888
Retained (deficit)/earnings	(150,137)	9,322
Total Shareholders' Equity	89,357	252,313

Total Liabilities and Shareholders' Equity	$574,282	$860,265

RAM Holdings Ltd.
Consolidated Statements of Operations
(unaudited)
For the three months and year ended December 31, 2008 and 2007
(dollars in thousands except share and per share amounts)

	Three Months Ended Dec 31		Year Ended Dec 31
	2008	2007	2008	2007
Revenues
Gross premiums written	$(31,372)	$23,797	$(11,214)	$98,501
Ceded premiums	512	(752)	(509)	(752)
Net premiums written	$(30,860)	$23,045	$(11,723)	$97,749
Change in unearned premiums	46,041	(10,372)	80,300	(46,744)
Premiums earned	15,181	12,673	68,577	51,005
Change in fair value of credit derivatives
Realized (losses) gains and other settlements	(24,098)	1,919	(86,320)	5,971
Unrealized gains (losses)	42,838	(149,369)	94,288	(177,777)
Net change in fair value of credit derivatives	18,740	(147,450)	7,968	(171,806)

Net investment income	5,677	8,690	29,307	33,148
Net realized gains(losses) on investments	2,888	(3,596)	(2,356)	(3,604)
Net unrealized gains on other financial instruments	1,333	35,330	7,754	35,330
Total revenues	43,819	(94,353)	111,250	(55,927)

Expenses
Losses and loss adjustment expenses	81,537	46,833	214,828	48,026
Acquisition expenses	10,912	4,296	30,576	18,418
Operating expenses	3,684	3,909	16,930	13,373
Interest expense	3,506	3,506	8,375	8,375
Total expenses	99,639	58,544	270,709	88,192

Net Loss	$(55,820)	$(152,897)	$(159,459)	$(144,119)

Net loss per common share:
Basic	$(2.05)	$(5.61)	$(5.85)	$(5.29)
Diluted	(2.05)	(5.61)	(5.85)	(5.29)
Weighted-average number of common shares outstanding:
Basic	27,251,595	27,238,967	27,249,220	27,237,481
Diluted	27,251,595	27,238,967	27,249,220	27,237,481

Operating Loss
Net loss	$(55,820)	$(152,897)	(159,459)	$(144,119)
Less: Realized gains(losses) on investments	(2,888)	3,596	2,356	3,604
Less: Unrealized (gains) losses on credit derivatives	(42,838)	149,369	(94,288)	177,777
Add back: credit impairment on derivatives	21,237	(44,413)	38,399	(44,413)
Less: Unrealized gains on other financial instruments	(1,333)	(35,330)	(7,754)	(35,330)

Operating Loss	$(81,642)	$(79,675)	$(220,746)	$(42,481)

Net income/(loss) per diluted share	$(2.05)	$(5.61)	$(5.85)	$(5.29)
Less: Realized losses on investments	(0.11)	0.13	0.09	0.13
Less: Unrealized (gains) losses on credit derivatives	(1.57)	5.48	(3.46)	6.53
Add back: credit impairment on derivatives	0.78	(1.63)	1.41	(1.63)
Less: Unrealized gains on other financial instruments	(0.05)	(1.30)	(0.28)	(1.30)
Operating (loss)/earnings per diluted share	$(2.99)	$(2.93)	$(8.10)	$(1.56)

Reconciliation of Book value to operating book value and adjusted operating book value:

	31-Dec-08	31-Dec-07
Shares outstanding	27,252	27,239
Shareholders' Equity (Book Value)	$89,357	$252,313
Derivative Liability (Asset) (3)	$83,429	$177,717
Add back credit impairments on derivatives	$(6,014)	$(44,413)
Fair value of other financial instruments	$(43,083)	$(35,330)
Operating book value	$123,689	$350,287
Operating book value per share	$4.54	$12.86
Unearned premiums (1)	$160,519	$242,829
Prepaid reinsurance premiums	$(1,599)	$(2,663)
Deferred Acquisition Costs	$(74,795)	$(87,304)
Present Value of Installment Premiums (1, 2)	$78,697	$165,644
Unrealized (Gains) Losses on Investments	$(6,331)	$(10,888)
Adjusted Operating Book Value	$280,180	$657,905
Adjusted Operating Book Value Per Share	$10.28	$24.15

(1)	Includes balances relating to credit derivatives

(2)	At December 31, 2008 and December 31, 2007, the discount rate was 3.00% and 4.26%, respectively.

(3)	Excludes balances relating to credit derivative unearned premiums

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm

RAM Holdings Ltd., Hamilton
Ted Gilpin, 441-298-2107
tgilpin@ramre.bm